UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2016

OCEAN BIO-CHEM, INC.

(Exact name of registrant as specified in charter)

Florida	0-11102	59-1564329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4041 S.W. 47 Avenue, Fort Lauderdale, Florida	33314
(Address of principal executive offices)	(Zip Code)

(954) 587-6280

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 17, 2016, Ocean Bio-Chem, Inc. (the “Company”) and Regions Bank entered into a Business Loan Agreement (the “Business Loan Agreement”), under which the Company was provided a revolving line of credit. Under the Business Loan Agreement, the Company may borrow up to the lesser of (i) $4 million or (ii) a borrowing base equal to 85% of Eligible Accounts (as defined in the Business Loan Agreement) plus 50% of Eligible Inventory (as defined in the Business Loan Agreement). Interest on amounts borrowed under the revolving line of credit is payable monthly at the 30 day LIBOR rate plus 1.5% per annum, computed on a 365/360 basis.

Outstanding amounts under the revolving line of credit are payable on demand. If no demand is made, the Company may repay and reborrow funds from time to time until expiration of the revolving line of credit, at which time all outstanding principal and interest will be due and payable. The revolving line of credit expires on August 31, 2017. The Company’s obligations under the revolving line of credit are secured by, among other things, the Company’s accounts receivable and inventory, and, as a result of cross-collateralization of the Company’s obligations under a term loan provided by a subsidiary of Regions Bank to the Company in 2011 and the Company’s obligations under the revolving line of credit, real property and equipment of the Company’s subsidiary, Kinpak, Inc. located at Kinpak Inc.’s Montgomery, Alabama facility. The Company has not yet effected any borrowings under the revolving line of credit.

The Business Loan Agreement includes financial covenants requiring that the Company maintain a minimum debt service coverage ratio (generally, EBITDAR (net operating profit plus depreciation, amortization and rent/lease expense) divided by the sum of current maturities of long-term debt, interest and lease/rent expense) of 1.75 to 1.00, tested quarterly and calculated on a trailing twelve month basis, and a maximum debt to capitalization ratio (generally, funded debt divided by the sum of net worth and funded debt) of 0.75 to 1, tested quarterly. The revolving line of credit is subject to several events of default, including a decline in the majority shareholder’s ownership below 50% of all outstanding shares.

Regions Bank previously provided a revolving line of credit to the Company, in the maximum amount of $6 million; that facility expired on October 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCEAN BIO-CHEM, INC.

Date: November 17, 2016	By:	/s/ Jeffrey S. Barocas
Jeffrey S. Barocas
Chief Financial Officer

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